PRICING SUPPLEMENT NO. 1815ZZ Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-184193 Dated August 23, 2013 Deutsche Bank AG Performance Securities
$1,885,000 Linked to a Basket of Currencies Relative to the U.S. Dollar due August 29, 2014

Investment Description
The Performance Securities Linked to a Basket of Currencies Relative to the U.S. Dollar (the “securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of an equally weighted basket of currencies consisting of the Australian dollar (“AUD”), the Canadian dollar (“CAD”), the Norwegian krone (“NOK”) and the Swedish krona (“SEK”) (each, a “Basket Currency” and together, the “Basket”) relative to the U.S. dollar (the “Reference Currency”). If the Basket Return is positive, meaning that the Basket Currencies have, as a whole, strengthened against the U.S. dollar, Deutsche Bank AG will repay the full Face Amount of the securities at maturity and pay a return equal to the Basket Return multiplied by the Participation Rate of 120.00%. If the Basket Return is zero, Deutsche Bank AG will repay the full Face Amount of the securities at maturity. If the Basket Return is negative, meaning that the Basket Currencies have, as a whole, weakened against the U.S. dollar, Deutsche Bank AG will repay less than the full Face Amount of the securities at maturity, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the level of the Basket, as measured from the Initial Basket Level to the Final Basket Level, but, in no case, will the Payment at Maturity be less than zero.  The Spot Rate for each Basket Currency is expressed as units of the respective currency per one U.S. dollar. Investing in the securities involves significant risks. You may lose some or all of your initial investment. Any payment on the securities, including any repayment of your initial investment, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the securities and you could lose your entire investment.
Features	Key Dates
❑ Participation in Positive Basket Return: If the Basket Return is positive, Deutsche Bank AG will repay the full Face Amount of the securities at maturity and pay a return equal to the Basket Return multiplied by the Participation Rate of 120.00%. If the Basket Return is zero, Deutsche Bank AG will repay the full Face Amount of the securities at maturity. However, if the Basket Return is negative, investors will be exposed to the percentage decline in the level of the Basket at maturity.

❑ Full Downside Market Exposure: If the Basket Return is negative, the Issuer will pay less than the full Face Amount of the securities at maturity, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the level of the Basket, as measured from the Initial Basket Level to the Final Basket Level, but, in no case, will the Payment at Maturity be less than zero. You might lose some or all of your initial investment. Any payment on the securities, including any repayment of your initial investment, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the securities and you could lose your entire investment.

❑  Diversification Opportunity: The securities provide an opportunity to diversify your portfolio through exposure to the Basket Currencies relative to the Reference Currency, the performance of which will be measured by the Basket Return and the Currency Returns.
	Trade Date Settlement Date Final Valuation Date1 Maturity Date1	August 23, 2013 August 28, 2013 August 26, 2014 August 29, 2014
1 See page 3 for additional details

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE THE FULL DOWNSIDE MARKET RISK OF THE BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 8 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Performance Securities Linked to a Basket of Currencies Relative to the U.S. Dollar. The return on the securities at maturity will depend upon the performance of the Basket Currencies relative to the U.S. dollar, as measured by the Basket Return and the Currency Returns. The securities are unsubordinated and unsecured obligations of Deutsche Bank AG and are offered at a minimum investment of $1,000 and integral multiples of $10.00 thereafter.

Basket Currencies	Currency Weighting	Reference Currency	Participation Rate	CUSIP/ ISIN
Australian dollar (“AUD”)	1/4	USD	120.00%	25155L673/ US25155L6737
Canadian dollar (“CAD”)	1/4
Norwegian krone (“NOK”)	1/4
Swedish krona (“SEK”)	1/4
See “Additional Terms Specific to the Securities” in this pricing supplement. The securities will have the terms specified in the prospectus dated September 28, 2012, the prospectus supplement dated September 28, 2012, product supplement ZZ dated September 28, 2012, and this pricing supplement.

The Issuer’s estimated value of the securities on the Trade Date is $9.70 per $10.00 Face Amount of securities, which is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Securities” on the following page of this pricing supplement for additional information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, the prospectus supplement or product supplement ZZ. Any representation to the contrary is a criminal offense. The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
	Price to Public(1)	Max Discounts and Commissions(1)	Min. Proceeds to Us
Per Security	$10.00	$0.175	$9.825
Total	$1,885,000.00	$32,987.50	$1,852,012.50
(1)
With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent for such sales at an Issue Price of $9.825 per security and will not receive a sales commission. For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,885,000	$257.11
UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities.  The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities

You should read this pricing supplement, together with product supplement ZZ dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement ZZ dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005086/crt_dp33013-424b2.pdf

•	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including the prospectus dated September 28, 2012, as supplemented by the prospectus supplement dated September 28, 2012, and the product supplement ZZ dated September 28, 2012) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest in the securities, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “securities” refers to the Deutsche Bank AG Performance Securities Linked to a Basket of Currencies Relative to the U.S. Dollar that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

All references to “Performance Securities,” and “Currency Return” in this pricing supplement shall be deemed to refer to “securities,” and “Performance,” respectively, as defined in the accompanying product supplement. For the avoidance of doubt, the "Early Redemption" provision applicable upon an "Early Redemption Event" discussed in Product Supplement ZZ does not apply to this offering of securities.

Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review “Key Risks” on page 7 of this pricing supplement and “Risk Factors” on page 8 of the accompanying product supplement.

The securities may be suitable for you if, among other considerations:	The securities may not be suitable for you if, among other considerations:

♦    You fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of all or a significant portion of your investment and are willing to make an investment that has the full downside market risk of the Basket.

♦    You seek an investment with a return linked to the performance of the Australian dollar, the Canadian dollar, the Norwegian krone and the Swedish krona, relative to the U.S. dollar, and you believe that the Basket Currencies will strengthen as a whole relative to the U.S. dollar over the term of the securities.

♦    You believe that the Basket will appreciate over the term of the securities and you are willing to invest in the securities based on the Participation Rate as set forth on the cover of this pricing supplement.

♦    You can tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

♦    You do not seek current income from your investment.

♦    You are willing to hold the securities to maturity, which have a term of approximately 1 year, and accept that there may be little or no secondary market for the securities.

♦    You are willing to assume the credit risk of Deutsche Bank AG for all payments under the securities, and understand that if Deutsche Bank AG defaults on its obligations you may not receive any amounts due to you and could lose your entire investment.

♦    You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

♦    You require an investment designed to provide a full return of the Face Amount at maturity.

♦    You cannot tolerate the loss of any of your investment, and you are not willing to make an investment that has the full downside market risk of the Basket.

♦    You do not seek an investment with a return linked to the performance of the Australian dollar, the Canadian dollar, the Norwegian krone and the Swedish krona relative to the U.S. dollar, or you believe that level of the Basket will decline during the term of the securities.

♦    You are unwilling to invest in the securities based on the Participation Rate as set forth on the cover of this pricing supplement.

♦    You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

♦    You seek current income from this investment.

♦    You are unable or unwilling to hold the securities to maturity, which have a term of approximately 1 year, or you seek an investment for which there will be an active secondary market.

♦    You are not willing to assume the credit risk of Deutsche Bank AG for all payments under the securities.

Final Terms

Issuer	Deutsche Bank AG, London Branch
Issue Price	$10.00 per security for brokerage account investors; $9.825 per security for certain advisory account investors (both subject to a minimum purchase of 100 securities)
Face Amount	$10.00 per security. The Payment at Maturity will be based on the Face Amount.
Term	1 year
Trade Date	August 23, 2013
Settlement Date	August 28, 2013
Final Valuation Date1	August 26, 2014
Maturity Date1	August 29, 2014
Basket	Basket Currency	Currency Weighting
	Australian dollar (“AUD”) Canadian dollar (“CAD”) Norwegian krone (“NOK”) Swedish krona (“SEK”)	1/4 1/4 1/4 1/4
Reference Currency	U.S. dollar ("USD”)
Participation Rate	120.00%
Payment at Maturity (per $10.00 Face Amount of securities)
If the Basket Return is positive, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of securities, calculated as follows:

$10.00 + ($10.00 x Basket Return x Participation Rate)

Due to the Currency Return formula below, the maximum possible Basket Return is 100%, thereby limiting the return potential of the securities

If the Basket Return is zero, Deutsche Bank AG will pay you a cash payment of $10.00 per $10.00 Face Amount of securities.

If the Basket Return is negative, Deutsche Bank AG will pay you a cash payment that is less than the full Face Amount of $10.00 per $10.00 Face Amount of securities, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the level of the Basket, as measured from the Initial Basket Level to the Final Basket Level, calculated as follows:

the greater of (i) zero and (ii) $10.00 + ($10.00 x Basket Return)

In this scenario, you will lose 1.00% of the Face Amount per security for every 1.00% by which the Final Basket Level is less than the Initial Basket Level. Accordingly, you will lose some or all of your initial investment. In no case will the Payment at Maturity be less than zero.

Initial Basket Level	100
Final Basket Level
The Final Basket Level will be calculated as follows:

100 x [1 + (AUD Return x 1/4) + (CAD Return x 1/4) + (NOK Return x 1/4) + (SEK Return x 1/4)]

The AUD Return, CAD Return, NOK Return and SEK Return refer to the Currency Return for the Australian dollar, the Canadian dollar, the Norwegian krone, and the Swedish krona, respectively

Basket Return	The percentage change in the Basket from the Initial Basket Level to the Final Basket Level, calculated as follows: Final Basket Level-Initial Basket Level Initial Basket Level
Currency Return
With respect to each Basket Currency, the percentage change in the relevant Basket Currency from the Initial Spot Rate to the Final Spot Rate, calculated as follows:

Initial Spot Rate – Final Spot Rate
Initial Spot Rate

The Currency Return for each Basket Currency may be positive, zero or negative. Because the Currency Return for each of the Basket Currencies is calculated pursuant to the formula above, the maximum possible Currency Return for each of the Basket Currencies, and as a result the maximum possible Basket Return, will equal 100%. There is no comparable limit on the negative performance of any Currency Return or the Basket Return. However, in no case will the Payment at Maturity be less than zero. See “Key Risks” for further details.

Initial Spot Rate	For each Basket Currency, the Spot Rate on the Trade Date USD/AUD: 1.1073 USD/CAD: 1.05245 USD/NOK: 6.0197 USD/SEK: 6.49095
Final Spot Rate	For each Basket Currency, the Spot Rate on the Final Valuation Date
Spot Rate
For each Basket Currency, the spot exchange rate for such currency against the U.S. dollar, as determined by the Calculation Agent by reference to the Spot Rate definitions set forth in this pricing supplement under “Spot Rates.” The Spot Rate for each Basket Currency is expressed as units of the respective currency per one U.S. dollar.

For each Basket Currency, a lower Spot Rate indicates a strengthening of such Basket Currency against the U.S. dollar, while a higher Spot Rate indicates a weakening of such Basket Currency against the U.S. dollar.

No Coupon Payments	We will not pay you coupons during the term of the securities.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF DEUTSCHE BANK AG. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade Date:	The Initial Spot Rates and Participation Rate are determined. The Initial Basket Level is set to 100.

Maturity Date:
The Final Spot Rates are determined and the Currency Returns, Final Basket Level and the Basket Return are calculated.

If the Basket Return is positive, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of securities, calculated as follows:

$10.00 + ($10.00 x Basket Return x Participation Rate)

If the Basket Return is zero, Deutsche Bank AG will pay you a cash payment of $10.00 per $10.00 Face Amount of securities.

If the Basket Return is negative, Deutsche Bank AG will pay you a cash payment that is less than the full Face Amount of $10.00 per $10.00 Face Amount of securities, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the level of the Basket, as measured from the Initial Basket Level to the Final Basket Level, calculated as follows:

the greater of (i) zero and (ii) $10.00 + ($10.00 x Basket Return)

In this scenario, you will lose 1.00% of the Face Amount per security for every 1.00% by which the Final Basket Level is less than the Initial Basket Level. Accordingly, you will lose some or all of your initial investment. In no case will the Payment at Maturity be less than zero.

1	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

How Will the Basket Return Be Calculated?

Your Payment at Maturity will depend on the Basket Return. The following steps are necessary to calculate the Basket Return:

Step 1: Calculate the Currency Return for each of the Basket Currencies.

The AUD Return is the difference between the USD/AUD Initial Spot Rate and the USD/AUD Final Spot Rate relative to the USD/AUD Initial Spot Rate, expressed as a percentage and calculated as follows:

AUD Return =	USD/AUD Initial Spot Rate – USD/AUD Final Spot Rate
USD/AUD Initial Spot Rate

An increase in the value of the Australian dollar relative to the U.S. dollar is expressed as a decrease in the USD/AUD Spot Rate.

The CAD Return is the difference between the USD/CAD Initial Spot Rate and the USD/CAD Final Spot Rate relative to the USD/CAD Initial Spot Rate, expressed as a percentage and calculated as follows:

CAD Return =	USD/CAD Initial Spot Rate – USD/CAD Final Spot Rate
USD/CAD Initial Spot Rate

An increase in the value of the Canadian dollar relative to the U.S. dollar is expressed as a decrease in the USD/CAD Spot Rate.

The NOK Return is the difference between the USD/NOK Initial Spot Rate and the USD/NOK Final Spot Rate relative to the USD/NOK Initial Spot Rate, expressed as a percentage and calculated as follows:

NOK Return =	USD/NOK Initial Spot Rate – USD/NOK Final Spot Rate
USD/NOK Initial Spot Rate

An increase in the value of the Norwegian krone relative to the U.S. dollar is expressed as a decrease in the USD/NOK Spot Rate.

The SEK Return is the difference between the USD/SEK Initial Spot Rate and the USD/SEK Final Spot Rate relative to the USD/SEK Initial Spot Rate, expressed as a percentage and calculated as follows:

SEK Return =	USD/SEK Initial Spot Rate – USD/SEK Final Spot Rate
USD/SEK Initial Spot Rate

An increase in the value of the Swedish krona relative to the U.S. dollar is expressed as a decrease in the USD/SEK Spot Rate.

See “Final Terms — Spot Rates” and “Spot Rates” for further information on the determination of the Final Spot Rate and Initial Spot Rate for each Basket Currency relative to the U.S. dollar.

Step 2: Calculate the Final Basket Level.

The Final Basket Level will be calculated as follows:

100 × [1 + (AUD Return × 1/4) + (CAD Return × 1/4) + (NOK Return × 1/4) + (SEK Return × 1/4)]

Step 3: Calculate the Basket Return.

The Basket Return is equal to the percentage change in the Basket from the Initial Basket Level to the Final Basket Level, calculated as follows:

Final Basket Level – Initial Basket Level
Initial Basket Level

Key Risks

An investment in the securities involves significant risks. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

♦
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS OF YOUR INITIAL INVESTMENT — The securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily repay the full Face Amount at maturity. The return on the securities at maturity is linked to the performance of the Basket Currencies relative to the Reference Currency and will depend on whether, and the extent to which, the Basket Return is positive or negative. If the Final Basket Level is less than the Initial Basket Level, Deutsche Bank AG will pay you an amount at maturity that is less than your initial investment, resulting in a loss of 1.00% of the Face Amount per security for every 1.00% by which the Final Basket Level is less than the Initial Basket Level. Under these circumstances, you will lose some or all of your initial investment in an amount that is proportionate to the percentage decline in the level of the Basket, as measured from the Initial Basket Level to the Final Basket Level, but, in no case, will the Payment at Maturity be less than zero. Accordingly, you will lose some, and could lose all, of your initial investment if the Final Basket Level is less than the Initial Basket Level. Any payment on the securities, including any repayment of the Face Amount of securities, is subject to the creditworthiness of Deutsche Bank AG.

♦
THE PARTICIPATION RATE APPLIES ONLY IF YOU HOLD THE SECURITIES TO MATURITY — You should be willing to hold your securities to maturity. If you are able to sell your securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Participation Rate or the securities themselves, and the return you realize may be less than the Basket Return even if such return is positive. You can receive the full benefit of the Participation Rate only if you hold your securities to maturity.

♦	THE SECURITIES DO NOT PAY COUPONS — Unlike ordinary debt securities, the securities do not pay coupons and do not guarantee any return of the initial investment at maturity.

♦
RISKS RELATING TO THE CREDIT OF THE ISSUER — The securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities, including any repayment of your initial investment at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

♦
YOUR MAXIMUM POSSIBLE RETURN ON THE SECURITIES IS LIMITED BECAUSE THE MAXIMUM CURRENCY RETURN IS 100.00%, WHILE THERE IS NO COMPARABLE LIMIT ON NEGATIVE CURRENCY RETURNS — For each Basket Currency, because the Currency Return is calculated by dividing the difference between the Final Spot Rate and the Initial Spot Rate by the Initial Spot Rate, the maximum Currency Return will equal 100.00%, resulting in a maximum possible Basket Return of 100.00%. Therefore, the return on the securities is capped to 100.00% multiplied by the Participation Rate of 120.00%.

♦
GAINS IN THE CURRENCY RETURN OF ONE OR MORE BASKET CURRENCIES MAY BE OFFSET BY LOSSES IN THE CURRENCY RETURN OF THE OTHER BASKET CURRENCIES — The securities are linked to the return of the Basket, which is composed of four currencies with equal weightings. The Basket Return will be based on the return of the Basket as a whole. Therefore, positive Currency Returns of one or more Basket Currencies may be offset, in whole or in part, by negative Currency Returns of one or more other Basket Currencies of equal or greater magnitude, which may result in an aggregate Basket Return equal to or less than zero. The return of the Basket is dependent on the Currency Return of each Basket Currency, which is in turn based upon the formulas set forth in “Final Terms.” In addition, because the Currency Return is calculated pursuant to such formula, there is no limit on the negative performance of a Basket Currency or resulting negative performance of the Basket Return. Thus, the Currency Return of a Basket Currency will be less than -100.00% if the Final Spot Rate of such Basket Currency is greater than 200.00% of its Initial Spot Rate. Due to the Currency Return formula, even if some of the Basket Currencies were to appreciate significantly relative to the Reference Currency, that positive performance could be offset by a severe depreciation of any of the other Basket Currencies. For example, if the Currency Returns of three Basket Currencies are each 20.00%, and the Currency Return of the fourth Basket Currency is -190.00%, the Basket Return will equal -32.50%, and investors will be fully exposed to the negative Basket Return. However, in no case will the Payment at Maturity be less than zero.

♦
THE METHOD OF CALCULATING THE CURRENCY RETURNS WILL DIMINISH ANY BASKET CURRENCY APPRECIATION AND MAGNIFY ANY BASKET CURRENCY DEPRECIATION RELATIVE TO THE REFERENCE CURRENCY — The Currency Returns for each Basket Currency are calculated by dividing the difference between the applicable Initial Spot Rate and the applicable Final Spot Rate by the applicable Initial Spot Rate (which we refer to as a quadratic return), rather than dividing that difference by the applicable Final Spot Rate (which we refer to as a linear return). Under the calculation method of the Currency Return, the denominator of the fraction will always be smaller than in a linear return equation if the applicable Basket Currency depreciates relative to the Reference Currency and greater than in a linear return equation if the Reference Currency appreciates relative to the applicable Basket Currency. As a result, any Basket Currency appreciation relative to the Reference Currency will be diminished, while any Basket Currency depreciation relative to the Reference Currency will be magnified, as compared to the linear return. For example, assuming the Initial Spot Rate of a Basket Currency relative to the Reference Currency is 1.0, if the Spot Rate for such Basket Currency relative to the Reference Currency were to decrease (meaning a Basket Currency appreciates relative to the Reference Currency) to a Final Spot Rate of 0.9, the Currency Return, using the quadratic equation, would be 10.00%. However, the linear return for a Final Spot Rate of 0.9 would have been 11.11%. Conversely, if the Spot Rate for such Basket Currency relative to the Reference Currency were to increase (meaning such Basket Currency depreciates relative to the Reference Currency) to a Final Spot Rate of 1.1, the Currency Return, using the quadratic equation, would be -10.00%. However, the linear return for a Final Spot Rate of 1.1 would have been only -9.09%.

♦
THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

♦
INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BASKET CURRENCIES — You may receive a lower payment at maturity than you would have received if you had invested directly in the Basket Currencies. Additionally, the Basket Return is based on the Currency Return of each of the Basket Currencies, which is in turn based upon the formulas set forth in “Final Terms.” The Currency Returns are dependent solely on such stated formulas and not on any other formulas that could be used for calculating currency returns.

♦
THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Investors in the securities will be exposed to currency exchange rate risk with respect to the Basket Currencies and the Reference Currency. The Basket Return will depend on the extent to which the Basket Currencies, as a whole, strengthen or weaken against the Reference Currency. Foreign currency exchange rates vary over time, and may vary considerably during the term of the securities. Changes in foreign currency exchange rates result from the interaction of many factors directly or indirectly affecting economic and political conditions in each Basket Currencies’ country and economic and political developments in the Reference Currency’s country. Additionally, the volatility of the currency exchange rates between the Basket Currencies and the Reference Currency could affect the value of the securities.

Of particular importance to currency exchange rate risk are:

♦	existing and expected rates of inflation;

♦	existing and expected interest rate levels;

♦	political, civil or military unrest;

♦	the balance of payments in countries represented in the Basket and the United States; and

♦	the extent of governmental surpluses or deficits in the countries represented in the Basket and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the Basket, the United States and other countries important to international trade and finance.

♦
CURRENCY MARKETS MAY BE VOLATILE — Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency risks include, but are not limited to, convertibility risk, market volatility and the potential impact of actions taken by governments, which may include the regulation of exchange rates or foreign investments, the imposition of taxes, the issuance of new currency to replace an existing currency or the evaluation or revaluation of a currency. These factors may affect the Spot Rates of the Basket Currencies relative to the Reference Currency and the value of your securities in varying ways, and different factors may cause the Spot Rates of the Basket Currencies and the volatility of such rates to move in inconsistent directions and at inconsistent rates.

♦
LEGAL AND REGULATORY RISKS — Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies relative to the Reference Currency and, consequently, the value of and return on the securities.

♦
THE RECENT GLOBAL FINANCIAL CRISIS OR ANY FUTURE FINANCIAL CRISIS CAN BE EXPECTED TO HEIGHTEN CURRENCY EXCHANGE RISKS — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others, with sudden and severely adverse consequences to the currencies of those regions.  In addition, governments around the world, including the U. S. government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies.  Such interventions affect currency exchange rates globally and, in particular, the value of the Basket Currencies relative to the Reference Currency.  Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the performance of the Basket Currencies relative to the Reference Currency and the value of the securities.

♦
IF THE LIQUIDITY OF ONE OR MORE OF THE BASKET CURRENCIES IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED — Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the Final Spot Rate for each Basket Currency, and therefore, on the return on your securities. Limited liquidity relating to any Basket Currency may also result in Deutsche Bank AG, London Branch, as calculation agent, being unable to determine the Basket Return using its normal means. The resulting discretion by the calculation agent in determining the Basket Return could, in turn, result in potential conflicts of interest.

♦
SUSPENSIONS OR DISRUPTIONS OF MARKET TRADING IN THE BASKET CURRENCIES MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Basket Currencies and, therefore, the value of the securities.

♦
THE PAYMENT FORMULA FOR THE SECURITIES WILL NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE BASKET CURRENCIES — Changes in the Basket Currencies during the term of the securities before the Final Valuation Date may not be reflected in the calculation of the Payment at Maturity. Generally, the calculation agent will calculate the Basket Return by measuring the percentage change from the Initial Basket Level to the Final Basket Level, as set forth herein. The Final Basket Level will be calculated using the sum of the weighted Currency Returns, as described above. The Currency Returns will be calculated only as of the Final Valuation Date. As a result, the Basket Return may be less than zero even if the Basket Currencies moved favorably at certain times during the term of the securities before moving to unfavorable levels on the Final Valuation Date.

♦
HISTORICAL PERFORMANCE OF THE BASKET CURRENCIES SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET CURRENCIES DURING THE TERM OF THE SECURITIES — It is impossible to predict whether any of the Basket Currency Spot Rates will rise or fall.  The actual performance of the Basket Currencies over the term of the securities may bear little relation to the historical exchange rates of the Basket Currencies.  The Spot Rates will be influenced by complex and interrelated political, economic, financial and other factors and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement.

♦
MARKET DISRUPTIONS AND GOVERNMENT ACTIONS, INCLUDING THOSE SPECIFICALLY AFFECTING DEUTSCHE BANK AG, MAY ADVERSELY AFFECT YOUR RETURN —  The calculation agent may, in its sole discretion, determine that a Market Disruption Event (as defined in the accompanying product supplement) has occurred, which may include without limitation: a general inconvertibility event that generally makes it impossible to convert one or more of the Basket Currencies into the Reference Currency through customary legal channels; a general non-transferability event that generally makes it impossible (a) to deliver the Reference Currency from accounts inside one or more of the Basket Currencies’ home countries to accounts outside such Basket Currencies’ home countries, or (b) to deliver one or more of the Basket Currencies between accounts inside such Basket Currencies’ home countries or to a party that is a non-resident of such Basket Currencies’ home countries; a default or other similar event with respect to any security or indebtedness of, or guaranteed by, any governmental authority of one or more of the Basket Currencies’ home countries; any change in the laws or regulations, or official interpretations of such, in one or more of the Basket Currencies’ home countries; any nationalization or other action by a relevant governmental authority that deprives Deutsche Bank AG or any of its affiliates of all or substantially all of its assets in one or more of the Basket Currencies’ home countries; or the inability by Deutsche Bank AG or any of its affiliates, after using commercially reasonable efforts, to acquire, establish, re-establish, substitute, maintain, unwind or dispose of any hedge position relating to the securities.

Upon the occurrence of one of these events, or another event that is included as a Market Disruption Event, it is possible that the Final Valuation Date and the Maturity Date may be postponed. It is also possible that, upon the occurrence of any of these events, the calculation agent will determine the Spot Rates of the affected Basket Currencies as set forth under “Spot Rates” and/or “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement and such Spot Rates may differ substantially from the Spot Rates calculated based on the published exchange rates of such Basket Currencies in the absence of such events. As a result, any such Market Disruption Event may adversely affect your return. The amount you receive at maturity may be less than your initial investment.

♦
ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of your securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

♦
LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to sell or trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG (or its affiliates) is willing to buy the securities.  If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

♦
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — While we expect that, generally, the Spot Rates for the Basket Currencies on any day will affect the value of the securities more than any other single factor, the value of the securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Basket Currencies relative to the Reference Currency;

♦	the time remaining to the maturity of the securities;

♦	the exchange rates and the volatility of the exchange rate between each Basket Currency and the Reference Currency;

♦	interest rates and yields in the market generally and in the markets of the Basket Currencies and the Reference Currency;

♦	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Basket Currencies, the Reference Currency or the markets generally;

♦	suspension or disruption of market trading of any of the Basket Currencies or the Reference Currency;

♦	supply and demand for the securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES, OR UBS AG OR ITS AFFILIATES, IN THE FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKETS MAY AFFECT THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our foreign currency exposure from the securities by entering into foreign exchange and currency derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Spot Rates and therefore make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Spot Rates on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Spot Rates of the Basket Currencies. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities.

♦
WE AND OUR AFFILIATES OR UBS AG AND ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE BASKET RETURN TO WHICH THE SECURITIES ARE LINKED AND THE VALUE OF SECURITIES — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Basket Currencies to which the securities are linked.

♦
POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE SECURITIES ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities and the calculation agent for the securities. Deutsche Bank AG, London Branch carries out calculations necessary to calculate the Basket Return and maintains some discretion as to how such calculations are made, in particular if the Spot Rate for any Basket Currency is not available on the Final Valuation Date. In addition, the Issuer may hedge its obligations under the securities.  Deutsche Bank AG has determined the Issuer’s estimated value of the securities on the Trade Date and will determine the price, if any, at which Deutsche Bank AG or our affiliates would be willing to purchase the securities from you in secondary market transactions.  In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities.  There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities or the return of the Basket Currencies.

♦
THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, as described below under “What Are the Tax Consequences of an Investment in the Securities?” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?“, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

In 2007, the IRS also released a revenue ruling concluding that a financial instrument with some arguable similarity to the securities is properly treated as a debt instrument denominated in a foreign currency. The securities are distinguishable in meaningful respects from the instrument described in the revenue ruling. If, however, the reach of the revenue ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the securities for U.S. holders, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice and ruling), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Return Table and Examples

The following table and examples illustrate the hypothetical payment amounts at maturity per $10.00 Face Amount of securities for a hypothetical range of Basket Returns and reflect an Initial Basket Level of 100.00 and the Participation Rate of 120.00%. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Basket Level	Basket Return*	Payment at Maturity ($)	Total Return per $10.00 issue price (%)(1)	Total Return per $9.825 issue price (%)(2)
170.00	70.00%	$18.40	84.00%	87.28%
160.00	60.00%	$17.20	72.00%	75.06%
150.00	50.00%	$16.00	60.00%	62.85%
140.00	40.00%	$14.80	48.00%	50.64%
130.00	30.00%	$13.60	36.00%	38.42%
120.00	20.00%	$12.40	24.00%	26.21%
110.00	10.00%	$11.20	12.00%	13.99%
100.00	0.00%	$10.00	0.00%	1.78%
99.00	-1.00%	$9.90	-1.00%	0.76%
90.00	-10.00%	$9.00	-10.00%	-8.40%
80.00	-20.00%	$8.00	-20.00%	-18.58%
70.00	-30.00%	$7.00	-30.00%	-28.75%
60.00	-40.00%	$6.00	-40.00%	-38.93%
50.00	-50.00%	$5.00	-50.00%	-49.11%
40.00	-60.00%	$4.00	-60.00%	-59.29%
30.00	-70.00%	$3.00	-70.00%	-69.47%
20.00	-80.00%	$2.00	-80.00%	-79.64%
10.00	-90.00%	$1.00	-90.00%	-89.82%
0.00	-100.00%	$0.00	-100.00%	-100.00%
-10.00	-110.00%	$0.00	-100.00%	-100.00%
-20.00	-120.00%	$0.00	-100.00%	-100.00%
-30.00	-130.00%	$0.00	-100.00%	-100.00%

*     Because the Currency Return is calculated pursuant to the formula set forth in “Final Terms,” the maximum possible Currency Return for each Basket Currency, and as a result the maximum possible Basket Return, will equal 100%. There is no comparable limit on the negative performance of the Currency Return or the Basket Return. However, in no case will the Payment at Maturity be less than zero.

(1)    This “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 Face Amount of securities to the issue price of $10.00 per $10.00 Face Amount of securities for all brokerage account investors.

(2)    This “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 Face Amount of securities to the issue price of $9.825 per $10.00 Face Amount of securities, which is the issue price for investors in advisory accounts. See “Supplemental Plan of Distribution” on the last page of this pricing supplement.

Hypothetical Examples:

The following payment examples show scenarios for the Payment at Maturity of the securities, illustrating positive and negative Basket Returns and reflecting either correlated or offsetting returns in the different Basket Currencies. The following examples are, like the above, based on the Participation Rate of 120.00%, as well as the Initial Spot Rates set forth in “Final Terms” and hypothetical Final Spot Rates (which will be determined on the Final Valuation Date), for the Basket Currencies, and the resulting Basket Return. The hypothetical Final Spot Rates for the Basket Currencies have been chosen arbitrarily for the purpose of illustration only, and should not be taken as indicative of the future return of any Basket Currency. The numbers appearing in the table below have been rounded for ease of analysis.

Example 1:

The positive Currency Return of each of AUD, CAD and SEK and the negative Currency Return of NOK relative to the Reference Currency results in a Basket Return of 40.00%. Because the Basket Return is 40.00%, the Payment at Maturity is equal to $14.80 per $10.00 Face Amount of securities (a return of 48.00% for brokerage account investors and 50.64% for advisory account investors), calculated as follows:

Payment at Maturity = $10.00 + ($10.00 × 40.00% × 120.00%) = $14.80

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Spot Rate	Hypothetical Final Spot Rate	Currency Return	Currency Weighting
AUD	1.1073	0.4983	55.00%	1/4
CAD	1.05245	0.5262	50.00%	1/4
NOK	6.0197	6.3207	-5.00%	1/4
SEK	6.4910	2.5964	60.00%	1/4

Final Basket Level = 100.00 × [1 + (55.00% × 1/4) + (50.00% × 1/4) +
(-5.00% × 1/4) + (60.00% × 1/4)] = 140.00
Basket Return = (Final Basket Level – Initial Basket Level) / Initial Basket Level
= (140.00 – 100.00)/100.00 = 0.40 = 40.00%

Example 2:

The negative Currency Return of each of AUD, CAD and NOK and the positive Currency Return of SEK relative to the Reference Currency results in a Basket Return of -5.00%. Because the Basket Return is -5.00%, the Payment at Maturity is equal to $9.50 per $10.00 Face Amount of securities (a return of -5.00% for brokerage account investors and -3.31% for advisory account investors).

Payment at Maturity = $10.00 + ($10.00 × -5.00%) = $9.50

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Spot Rate	Hypothetical Final Spot Rate	Currency Return	Currency Weighting
AUD	1.1073	1.3288	-20.00%	1/4
CAD	1.05245	1.1051	-5.00%	1/4
NOK	6.0197	6.4411	-7.00%	1/4
SEK	6.4910	5.7120	12.00%	1/4

Final Basket Level = 100.00 × [1 + (-20.00% × 1/4) + (-5.00% × 1/4) +
(-7.00% ×1/4) + (12.00% × 1/4)] = 95.00
Basket Return = (Final Basket Level – Initial Basket Level) / Initial Basket Level
= (95.00 – 100.00)/100.00 = -0.05 = -5.00%

Example 3:

The negative Currency Return of SEK and the positive Currency Return of each of AUD, CAD and NOK relative to the U.S. dollar results in a Basket Return of -45.00%. Because the SEK depreciates significantly relative to the USD, its depreciation offsets the appreciation of AUD, CAD and NOK. Because the Basket Return is -45.00%, the Payment at Maturity is equal to $5.50 per $10.00 Face Amount of securities (a return of -45.00% for brokerage account investors and -44.02% for advisory account investors), calculated as follows:

Payment at Maturity = $10.00 + ($10.00 × -45.00%) = $5.50

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Spot Rate	Hypothetical Final Spot Rate	Currency Return	Currency Weighting
AUD	1.1073	0.8858	20.00%	1/4
CAD	1.05245	0.8946	15.00%	1/4
NOK	6.0197	5.4177	10.00%	1/4
SEK	6.4910	21.0956	-225.00%	1/4

Final Basket Level = 100.00 × [1 + (20.00% × 1/4) + (15.00% × 1/4) +
(10.00% × 1/4) + (-225.00% × 1/4)] = 55.00
Basket Return = (Final Basket Level – Initial Basket Level) / Initial Basket Level
= (55.00 – 100.00)/100.00 = -0.45 = -45.00%

Example 4:

The negative Currency Return of each of the Basket Currencies relative to the U.S. dollar results in a Basket Return of -130.00%. Because the Basket Return is -130.00%, the Payment at Maturity will be $0.00 (a 100% loss for both brokerage and advisory account investors), calculated as follows:

Payment at Maturity = the greater of (i) zero and (ii) $10.00 + ($10.00 × -130.00%) = the greater of (i) zero and (ii) -$3.00 = $0.00

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Spot Rate	Hypothetical Final Spot Rate	Currency Return	Currency Weighting
AUD	1.1073	1.5502	-40.00%	1/4
CAD	1.05245	2.9469	-180.00%	1/4
NOK	6.0197	14.4473	-140.00%	1/4
SEK	6.4910	16.8765	-160.00%	1/4

Final Basket Level = 100.00 × [1 + (-40.00% × 1/4) + (-180.00% × 1/4) + (-140.00% × 1/4) +
(-160.00% × 1/4)] = -30.00
Basket Return = (Final Basket Level – Initial Basket Level) / Initial Basket Level
= (-30.00 – 100.00)/100.00 = -1.3 = -130.00%

Example 5:

The negative Currency Return of each of the Basket Currencies relative to the U.S. dollar results in a Basket Return of -1.00%. Because the Basket Return is -1.00%, the Payment at Maturity is equal to $9.90 per $10.00 Face Amount of securities (a return of -1.00% for brokerage account investors and 0.76% for advisory account investors), calculated as follows:

Payment at Maturity = $10.00 + ($10.00 × -1.00%) = $9.90

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Spot Rate	Hypothetical Final Spot Rate	Currency Return	Currency Weighting
AUD	1.1073	1.1211	-1.25%	1/4
CAD	1.05245	1.0577	-0.50%	1/4
NOK	6.0197	6.0648	-0.75%	1/4
SEK	6.4910	6.5883	-1.50%	1/4

Final Basket Level = 100 × [1 + (-1.25% × 1/4) + (-0.50% × 1/4) + (-0.75% × 1/4) +
(-1.50% × 1/4)] = 99.00
Basket Return = (Final Basket Level – Initial Basket Level) / Initial Basket Level
= (99.00 – 100.00)/100.00 = -0.10 = -1.00%

Spot Rates

The Spot Rate for the Australian dollar will be the reciprocal of the Australian dollar / U.S. dollar mid-spot rate at approximately 4:00 p.m. London time, which is expressed as the amount of U.S. dollars per one Australian dollar, for settlement in two business days, reported by the W.M. Company which appears on Reuters Page “WMRSPOT12” (or any successor page) on such date of calculation.

The Spot Rate for the Canadian dollar will be the U.S. dollar /Canadian dollar mid-spot rate at approximately 4:00 p.m. London time, expressed as the amount of Canadian dollars per one U.S. dollar, for settlement in two business days, reported by the W.M. Company which appears on Reuters Page “WMRSPOT09” (or any successor page) on such date of calculation.

The Spot Rate for the Norwegian krone will be the U.S. dollar / Norwegian krone mid-spot rate at approximately 4:00 p.m. London time, expressed as the amount of Norwegian kroner per one U.S. dollar, for settlement in two business days, reported by the W.M. Company which appears on Reuters Page “WMRSPOT05” (or any successor page) on such date of calculation.

The Spot Rate for the Swedish krona will be the U.S. dollar / Swedish krona mid-spot rate at approximately 4:00 p.m. London time, expressed as the amount of Swedish kronor per one U.S. dollar, for settlement in two business days, reported by the W.M. Company which appears on Reuters Page “WMRSPOT05” (or any successor page) on such date of calculation.

If any of the foregoing Spot Rates are unavailable (or are published in error), the Final Valuation Date may be postponed and the such Spot Rate may be selected by the calculation agent in good faith and in a commercially reasonable manner as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Historical Information

The following charts show the hypothetical historical performance of the Basket as well as historical individual exchange rates for each of the Basket Currencies against the U.S. dollar. In each case, the charts use exchange rates that are based on Bloomberg end-of-day quotations for the period-end dates set forth in the following tables and not on the Spot Rates set forth above. The daily exchange rates published by Bloomberg may differ from the Spot Rates for the applicable Basket Currency. We will not use Bloomberg to determine the applicable Spot Rate for each of the Basket Currencies. For more information see “Spot Rates” in this pricing supplement.

The first chart below shows the hypothetical historical performance of the Basket from January 2, 2003 through August 23, 2013, assuming that the Final Basket Level on August 23, 2013 was 100. The hypothetical Basket Return is based on actual aggregated historical data of the Basket Currencies and the chart below is a reflection of this data. The charts following each Basket Currency’s exchange rate table set forth the historical exchange rate performance of each respective Basket Currency for the period from January 2, 2003 through August 23, 2013.

These historical data are for illustrative purposes only and are not indicative of the historical or future values of the Spot Rates or of the historical or future performance of the Basket. We cannot give you any assurance that the Basket Return will be greater than zero or that you will receive any positive return on your investment. You may lose some or all of your investment in the securities. Any historical upward or downward trend in the exchange rates set forth in the following charts during any period set forth below is not an indication that the Spot Rates or Basket Return is more or less likely to increase or decrease at any time during the term of the securities.

The decline of the exchange rate of any Basket Currency (meaning such Basket Currency strengthens relative to the U.S. dollar) will have a positive impact on the overall Basket Return. The increase of the exchange rate of any Basket Currency (meaning such Basket Currency weakens relative to the U.S. dollar) will have a negative impact on the overall Basket Return. Exchange rate movements in the Basket Currencies may not correlate with each other, and the decrease in the exchange rate (or strengthening) of one Basket Currency relative to the U.S. dollar may be moderated, offset or more than offset, by lesser decreases or an increase in the exchange rate (or weakening) of the other Basket Currencies relative to the U.S. dollar.

Past performance is not indicative of future performance.

Australian Dollar
Historical High, Low and Period-End Exchange Rates
January 2, 2003 through August 23, 2013
(expressed as units of Australian dollars per U.S. dollar)

Australian Dollar	High	Low	Period End
2003	1.7844	1.3267	1.3298
2004	1.4741	1.2500	1.2817
2005	1.3823	1.2514	1.3617
2006	1.4252	1.2519	1.2682
2007	1.3029	1.0637	1.1427
2008	1.6644	1.0153	1.4232
2009	1.6002	1.0632	1.1125
2010	1.2397	0.9750	0.9772
2011	1.0652	0.9025	0.9796
2012	1.0308	0.9252	0.9621
2013 (through August 23, 2013)	1.1230	0.9436	1.1073

Past performance is not indicative of future performance.

Canadian Dollar
Historical High, Low and Period-End Exchange Rates
January 2, 2003 through August 23, 2013
(expressed as units of Canadian dollars per U.S. dollar)

Canadian Dollar	High	Low	Period End
2003	1.5776	1.2840	1.2970
2004	1.4002	1.1718	1.2019
2005	1.2734	1.1428	1.1620
2006	1.1798	1.0930	1.1657
2007	1.1877	0.9058	0.9984
2008	1.3017	0.9712	1.2188
2009	1.3065	1.0207	1.0532
2010	1.0853	0.9926	0.9980
2011	1.0658	0.9407	1.0213
2012	1.0410	0.9685	0.9921
2013 (through August 23, 2013)	1.0582	0.9832	1.0525

Past performance is not indicative of future performance.

Norwegian Krone
Historical High, Low and Period-End Exchange Rates
January 2, 2003 through August 23, 2013
(expressed as units of Norwegian kroner per U.S. dollar)

Norwegian Krone	High	Low	Period End
2003	7.7148	6.6025	6.6652
2004	7.1860	6.0306	6.0805
2005	6.8232	6.0604	6.7442
2006	6.8626	5.9810	6.2356
2007	6.4989	5.2428	5.4372
2008	7.3145	4.9439	6.9538
2009	7.2969	5.5126	5.7935
2010	6.7281	5.5976	5.8218
2011	6.0417	5.2174	5.9751
2012	6.1232	5.5569	5.5648
2013 (through August 23, 2012)	6.2516	5.4550	6.0197

Past performance is not indicative of future performance.

Swedish Krona
Historical High, Low and Period-End Exchange Rates
January 2, 2003 through August 23, 2013
(expressed as units of Swedish kronor per U.S. dollar)

Swedish Krona	High	Low	Period End
2003	8.8197	7.1778	7.1892
2004	7.7837	6.5757	6.6559
2005	8.2849	6.6333	7.9386
2006	7.9855	6.7534	6.8485
2007	7.1359	6.2172	6.4704
2008	8.5286	5.8218	7.8347
2009	9.3309	6.7565	7.1609
2010	8.1372	6.4839	6.7114
2011	7.0254	5.9789	6.8872
2012	7.2684	6.5032	6.5032
2013 (through August 23, 2013)	6.8044	6.2843	6.4910

Past performance is not indicative of future performance.

What Are the Tax Consequences of an Investment in the Securities?

In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated as prepaid financial contracts that are not debt for U.S. federal income tax purposes. If this treatment is respected, you should not recognize taxable income or loss prior to the taxable disposition of your securities (including at maturity). The IRS or a court might not agree with this treatment, however, in which case the tax consequences of ownership and disposition of your securities could be materially and adversely affected. The remainder of this discussion is based on the treatment of the securities as prepaid financial contracts that are not debt.

Your gain or loss on the securities should be treated as ordinary income or loss under Section 988 of the Internal Revenue Code (the “Code”) unless, before the close of the day on which you acquire the securities, you make a valid election pursuant to the applicable Treasury regulations under Section 988 to treat such gain or loss as capital gain or loss (a “capital gain election”). Our special tax counsel believes it is reasonable to treat the capital gain election as available and that there should be no adverse consequences as a result of having made a protective capital gain election. However, because there is no direct legal authority addressing the availability of the election for instruments such as the securities, our special tax counsel is unable to conclude that it is more likely than not that the election is available.

To make the capital gain election (assuming it is available), you must, in accordance with the detailed procedures set forth in the regulations under Section 988, either (a) clearly identify the securities on your books and records on the day you acquire them as being subject to the election and file a prescribed statement verifying the election with your federal income tax return or (b) obtain “independent verification” of the election. Assuming that you are permitted to, and do, make the election, your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if at the time of maturity or disposition you have held the securities for more than one year. The deductibility of capital losses is subject to limitations. If you do not make a valid capital gain election, special reporting rules could apply if your ordinary losses under Section 988 exceed a specified threshold.

It is possible that the securities could be treated as “foreign currency contracts” under the mark-to-market regime of Section 1256 of the Code. If Section 1256 were to apply, you would be required to mark your securities to market at the end of each year (i.e., recognize income or loss as if the securities had been sold for fair market value). Under this treatment, if applicable, gain or loss recognized on marking the securities to market and on the disposition of the securities would be ordinary in character absent a valid capital gain election (as described above). If the election is available and a valid election is made, gain or loss recognized on marking the securities to market and on maturity or disposition of the securities would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to the period during which you held your securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

In 2007, the IRS also released a revenue ruling concluding that a financial instrument with some arguable similarity to the securities is properly treated as a debt instrument denominated in a foreign currency. The securities are distinguishable in meaningful respects from the instrument described in the revenue ruling. If, however, the reach of the revenue ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the securities for U.S. holders, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including the availability of the capital gain election, possible alternative treatments and the issues presented by the 2007 notice and ruling), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.175 per $10.00 Face Amount of securities. We have agreed that UBS Financial Services Inc. may sell all or part of the securities that it purchases from us to its affiliates at the price to the public indicated on the cover of this pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover for distribution of the securities to brokerage accounts. The price to the public for all purchases of securities in brokerage accounts is $10.00 per security. With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent for such sales at an issue price of $9.825 per security and will not receive a sales commission. DBSI, one of the agents for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority, Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.